Exhibit 99.1

Alliant Energy Corporation
Corporate Headquarters
4902 North Biltmore Lane
Madison, WI 53718-2148
www.alliantenergy.com
News Release

FOR IMMEDIATE RELEASE	Media Contact:	Scott Reigstad (608) 458-3145
	Investor Relations:	Susan Gille (608) 458-3956

ALLIANT ENERGY ANNOUNCES 2020 RESULTS

MADISON, Wis. - February 18, 2021 - Alliant Energy Corporation (NASDAQ: LNT) today announced U.S. generally accepted accounting principles (GAAP) and non-GAAP consolidated unaudited earnings per share (EPS) for 2020 and 2019 as follows:

	GAAP EPS		Non-GAAP EPS
	2020	2019	2020	2019
Utilities and Corporate Services	$2.36	$2.22	$2.36	$2.22
American Transmission Company (ATC) Holdings	0.14	0.14	0.14	0.12
Non-utility and Parent	(0.03)	(0.03)	(0.07)	(0.03)
Alliant Energy Consolidated	$2.47	$2.33	$2.43	$2.31

“Despite the events of an unprecedented year, we once again delivered strong earnings growth through solid execution of our purpose-driven strategy. In 2020, we completed our historic wind expansion and announced plans to invest in over 1,400 megawatts of solar, continuing to be one of the industry leaders in the advancement of renewable energy,” said John Larsen, Alliant Energy Chairman, President and CEO. “Consistent with our 5 to 7% long-term earnings growth goal, our 2020 temperature normalized non-GAAP earnings per share increased 7% over calendar year 2019.”

Utilities and Corporate Services - Alliant Energy’s Utilities and Alliant Energy Corporate Services, Inc. (Corporate Services) operations generated $2.36 per share of GAAP EPS in 2020, which was $0.14 per share higher than 2019. The primary driver of higher EPS was higher earnings resulting from Interstate Power and Light Company’s (IPL’s) and Wisconsin Power and Light Company’s (WPL’s) increasing rate base. This item was partially offset by higher depreciation expense, lower allowance for funds used during construction, equity dilution, and higher WPL electric fuel-related costs, net of recoveries.

Earnings Adjustments - Non-GAAP EPS for 2020 excludes $0.02 per share related to credit loss adjustments on a guarantee for an affiliate of Whiting Petroleum Corporation (Whiting Petroleum) and $0.02 per share related to a tax valuation allowance adjustment, both for Alliant Energy’s Non-utility and Parent. Non-GAAP EPS for 2019 excludes earnings of $0.02 per share related to ATC return on equity (ROE) reserve adjustments due to a Federal Energy Regulatory Commission decision in the fourth quarter of 2019 regarding Midcontinent Independent System Operator, Inc. transmission owners’ authorized ROE. Non-GAAP adjustments, which relate to material charges or income that are not normally associated with ongoing operations, are provided as a supplement to results reported in accordance with GAAP.

Temperature Impacts to Non-GAAP EPS - The estimated net impacts of temperatures on retail electric and gas sales were $0.01 per share and $0.05 per share gains in 2020 and 2019, respectively. The temperature-normalized non-GAAP EPS was $2.42 per share and $2.26 per share for fiscal years 2020 and 2019, respectively.

Details regarding GAAP EPS variances between 2020 and 2019 for Alliant Energy are as follows:

	2020	2019	Variance
Higher revenue requirements primarily due to increasing rate base			$0.62
Higher depreciation expense			(0.15)
Lower allowance for funds used during construction			(0.11)
Equity dilution			(0.10)
(Higher) lower WPL electric fuel-related costs, net of recoveries	($0.04)	$0.02	(0.06)
Net temperature impact on retail electric and gas sales	0.01	0.05	(0.04)
Credit loss adjustments on guarantee for affiliate of Whiting Petroleum in 2020	0.02	—	0.02
Tax valuation allowance adjustment in 2020	0.02	—	0.02
ATC ROE reserve adjustments in 2019	—	0.02	(0.02)
Other			(0.04)
Total Alliant Energy Consolidated			$0.14

Higher revenue requirements primarily due to increasing rate base - In March 2019, IPL filed a request with the Iowa Utilities Board (IUB) to increase annual rates for its Iowa retail electric and gas customers, based on a 2020 forward-looking test period. An interim retail electric rate increase was implemented effective April 2019. The IUB approved settlement agreements to increase retail gas and electric rates, which were implemented on January 10, 2020 and February 26, 2020, respectively. IPL recognized $0.40 per share increase due to higher revenue requirements from increasing rate base. Increasing rate base at IPL is primarily attributed to its new wind generation projects. These investments have also increased depreciation expense and reduced fuel costs.

In December 2018, WPL received an order from the Public Service Commission of Wisconsin approving WPL’s proposed settlement for its retail electric and gas rate review covering the 2019/2020 Test Period. Under the settlement, WPL’s retail electric and gas base rates did not change from 2018 levels through the end of 2020. The retail electric revenue requirement increase, resulting from increasing investments in rate base, was offset by federal Tax Cuts and Jobs Act of 2017 benefits and lower fuel-related costs. WPL recognized a $0.22 per share increase in 2020 due to higher revenue requirements from increasing rate base. Increasing rate base at WPL is primarily attributed to its West Riverside expansion project. This investment has also increased depreciation expense and reduced fuel costs.

Net temperature impact of retail electric and gas sales - Alliant Energy’s retail electric and gas sales increased in 2020 and 2019 due to impacts of temperatures on customer demand.

WPL’s 2019 retail electric and gas rate orders included an earnings sharing mechanism whereby WPL must defer a portion of its earnings and return this amount to its retail electric and gas customers if its annual regulatory return on common equity exceeds 10.25%. As a result, a portion of the higher margins recognized at WPL due to the temperature impact on retail electric and gas sales in 2019 is expected to be returned to customers in a future year.

A portion of Alliant Energy’s incentive pay is based on earnings. As a result, a portion of the higher earnings resulting from the temperature impact on retail electric and gas sales in 2019 was offset by higher incentive pay expense. Alliant Energy’s estimated temperature impact on retail electric and gas sales, net of the WPL earnings sharing mechanism and the portion of incentive pay associated with temperature impacts on earnings, was estimated to be a $0.05 per share increase in earnings in 2019. In 2020, no adjustments were made to the temperature impact of electric and gas sales.

Credit loss adjustment on guarantee for affiliate of Whiting Petroleum - A wholly-owned subsidiary of Alliant Energy continues to guarantee the partnership obligations of an affiliate of Whiting Petroleum under multiple general partnership agreements it maintains within the oil industry. The partnership obligations include costs associated with the future abandonment of certain facilities owned by the partnerships. Whiting Petroleum completed its bankruptcy proceedings in the third quarter of 2020. Alliant Energy estimates a decrease in the current expected credit loss related to the guarantees and has recognized $0.02 per share of earnings in 2020.

Tax valuation allowance adjustment - In prior years, valuation allowances related to certain tax credit carryforwards were recorded, since it was expected they would expire before utilized. Based on updated taxable income projections, it was determined that a portion of these credits would be utilized before they expire. Alliant Energy recognized a $0.02 per share increase of earnings in 2020 as a result of reversing a portion of the valuation allowance.

2021 Earnings Guidance

Alliant Energy’s consolidated guidance of $2.50 to $2.64 earnings per share for 2021 remains unchanged. Drivers for Alliant Energy’s 2021 earnings guidance include, but are not limited to:
•Ability of IPL and WPL to earn their authorized rates of return
•Stable economy and resulting implications on utility sales
•Ability to mitigate adverse impacts of COVID-19
•Normal temperatures in its utility service territories
•Execution of cost controls
•Execution of capital expenditure and financing plans
•Consolidated effective tax rate of (20%)

The 2021 earnings guidance does not include the impacts of any material non-cash valuation adjustments, regulatory-related charges or credits, reorganizations or restructurings, future changes in laws, regulations or regulatory policies, adjustments made to deferred tax assets and liabilities from valuation allowances, changes in credit loss liabilities related to guarantees, pending lawsuits and disputes, federal and state income tax audits and other Internal Revenue Service proceedings, or changes in GAAP and tax methods of accounting that may impact the reported results of Alliant Energy.

Earnings Conference Call

A conference call to review the 2020 results is scheduled for Friday, February 19th at 12 noon central time. Alliant Energy Chairman, President and Chief Executive Officer John Larsen, and Executive Vice President and Chief Financial Officer Robert Durian will host the call. The conference call is open to the public and can be accessed in two ways. Interested parties may listen to the call by dialing 888-394-8218 (United States or Canada) or 323-794-2149 (International), passcode 4175543. Interested parties may also listen to a webcast at www.alliantenergy.com/investors. In conjunction with the information in this earnings announcement and the conference call, Alliant Energy posted supplemental materials on its website. A replay of the call will be available through February 26, 2021, at 888-203-1112 (United States or Canada) or 719-457-0820 (International), passcode 4175543. An archive of the webcast will be available on the Company’s Web site at www.alliantenergy.com/investors for 12 months.

About Alliant Energy Corporation

Alliant Energy is the parent company of two public utility companies - Interstate Power and Light Company and Wisconsin Power and Light Company - and of Alliant Energy Finance, LLC, the parent company of Alliant Energy’s non-utility operations. Alliant Energy is an energy-services provider with utility subsidiaries serving approximately 975,000 electric and 420,000 natural gas customers. Providing its customers in the Midwest with regulated electricity and natural gas service is the Company’s primary focus. Alliant Energy, headquartered in Madison, Wisconsin, is a component of the S&P 500 and is traded on the Nasdaq Global Select Market under the symbol LNT. For more information, visit the Company’s Web site at www.alliantenergy.com.

Forward-Looking Statements

This press release includes forward-looking statements. These forward-looking statements can be identified by words such as “forecast,” “expect,” “guidance,” or other words of similar import. Similarly, statements that describe future financial performance or plans or strategies are forward-looking statements. Such forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Actual results could be materially affected by the following factors, among others:

•the direct or indirect effects resulting from the COVID-19 pandemic on sales volumes, margins, operations, employees, contractors, vendors, the ability to complete construction projects, supply chains, customers’ inability to pay bills, suspension of disconnects, the market value of the assets that fund pension plans and the potential for additional funding requirements, the ability of counterparties to meet their obligations, compliance with regulatory requirements, the ability to implement regulatory plans, economic conditions and access to capital markets;
•the impact of penalties or third-party claims related to, or in connection with, a failure to maintain the security of personally identifiable information, including associated costs to notify affected persons and to mitigate their information security concerns;
•the direct or indirect effects resulting from terrorist incidents, including physical attacks and cyber attacks, or responses to such incidents;
•the impact of customer- and third party-owned generation, including alternative electric suppliers, in IPL’s and WPL’s service territories on system reliability, operating expenses and customers’ demand for electricity;
•the impact of energy efficiency, franchise retention and customer disconnects on sales volumes and margins;
•the impact that price changes may have on IPL’s and WPL’s customers’ demand for electric, gas and steam services and their ability to pay their bills;
•IPL’s and WPL’s ability to obtain adequate and timely rate relief to allow for, among other things, the recovery of and/or the return on costs, including fuel costs, operating costs, transmission costs, deferred expenditures, deferred tax assets, tax expense, capital expenditures, and remaining costs related to electric generating units (EGUs) that may be permanently closed and certain other retired assets, decreases in sales volumes, earning their authorized rates of return, and the payments to their parent of expected levels of dividends;
•federal and state regulatory or governmental actions, including the impact of legislation, and regulatory agency orders;

•the ability to utilize tax credits and net operating losses generated to date, and those that may be generated in the future, before they expire;
•the impacts of changes in tax rates, including adjustments made to deferred tax assets and liabilities;
•employee workforce factors, including changes in key executives, ability to hire and retain employees with specialized skills, ability to create desired corporate culture, collective bargaining agreements and negotiations, work stoppages or restructurings;
•any material post-closing payments related to any past asset divestitures, including the sale of Whiting Petroleum, which could result from, among other things, indemnification agreements, warranties, guarantees or litigation;
•weather effects on results of utility operations;
•issues associated with environmental remediation and environmental compliance, including compliance with all environmental and emissions permits, the Coal Combustion Residuals rule, future changes in environmental laws and regulations, including federal, state or local regulations for carbon dioxide emissions reductions from new and existing fossil-fueled EGUs, and litigation associated with environmental requirements;
•increased pressure from customers, investors and other stakeholders to more rapidly reduce carbon dioxide emissions;
•the ability to defend against environmental claims brought by state and federal agencies, such as the U.S. Environmental Protection Agency, state natural resources agencies or third parties, such as the Sierra Club, and the impact on operating expenses of defending and resolving such claims;
•continued access to the capital markets on competitive terms and rates, and the actions of credit rating agencies;
•inflation and interest rates;
•the ability to complete construction of solar projects within the cost caps set by regulators and the ability to efficiently utilize the solar project tax benefits for the benefit of customers;
•changes in the price of delivered natural gas, transmission, purchased electricity and coal due to shifts in supply and demand caused by market conditions and regulations;
•disruptions in the supply and delivery of natural gas, purchased electricity and coal;
•the direct or indirect effects resulting from breakdown or failure of equipment in the operation of electric and gas distribution systems, such as mechanical problems and explosions or fires, and compliance with electric and gas transmission and distribution safety regulations, including regulations promulgated by the Pipeline and Hazardous Materials Safety Administration;
•issues related to the availability and operations of EGUs, including start-up risks, breakdown or failure of equipment, performance below expected or contracted levels of output or efficiency, operator error, employee safety, transmission constraints, compliance with mandatory reliability standards and risks related to recovery of resulting incremental costs through rates;
•impacts that excessive heat, excessive cold, storms or natural disasters may have on Alliant Energy’s, IPL’s and WPL’s operations and recovery of costs associated with restoration activities or on the operations of Alliant Energy’s investments;
•Alliant Energy’s ability to sustain its dividend payout ratio goal;
•changes to costs of providing benefits and related funding requirements of pension and other postretirement benefits plans due to the market value of the assets that fund the plans, economic conditions, financial market performance, interest rates, timing and form of benefits payments, life expectancies and demographics;
•material changes in employee-related benefit and compensation costs;
•risks associated with operation and ownership of non-utility holdings;
•changes in technology that alter the channels through which customers buy or utilize Alliant Energy’s, IPL’s or WPL’s products and services;
•impacts on equity income from unconsolidated investments from valuations and potential changes to ATC LLC’s authorized ROE;
•impacts of IPL’s future tax benefits from Iowa rate-making practices, including deductions for repairs expenditures, allocation of mixed service costs and state depreciation, and recoverability of the associated regulatory assets from customers, when the differences reverse in future periods;
•changes to the creditworthiness of counterparties with which Alliant Energy, IPL and WPL have contractual arrangements, including participants in the energy markets and fuel suppliers and transporters;
•current or future litigation, regulatory investigations, proceedings or inquiries;
•reputational damage from negative publicity, protests, fines, penalties and other negative consequences resulting in regulatory and/or legal actions;
•the effect of accounting standards issued periodically by standard-setting bodies;
•the ability to successfully complete tax audits and changes in tax accounting methods with no material impact on earnings and cash flows; and
•other factors listed in the “2021 Earnings Guidance” section of this press release.

For more information about potential factors that could affect Alliant Energy’s business and financial results, refer to Alliant Energy’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (“SEC”), including the sections therein titled “Risk Factors,” and its other filings with the SEC.

Without limitation, the expectations with respect to 2021 earnings guidance in this press release are forward-looking statements and are based in part on certain assumptions made by Alliant Energy, some of which are referred to in the forward-looking statements. Alliant Energy cannot provide any assurance that the assumptions referred to in the forward-looking statements or otherwise are accurate or will prove to be correct. Any assumptions that are inaccurate or do not prove to be correct could have a material adverse effect on Alliant Energy’s ability to achieve the estimates or other targets included in the forward-looking statements. The forward-looking statements included herein are made as of the date hereof and, except as required by law, Alliant Energy undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

Use of Non-GAAP Financial Measures

To provide investors with additional information regarding Alliant Energy’s financial results, this press release includes reference to certain non-GAAP financial measures. These measures include the use of (1) income and EPS for year ended December 31, 2020 excluding credit loss adjustments on a guarantee for an affiliate of Whiting Petroleum and a tax valuation allowance adjustment; (2) income and EPS for the fourth quarter ended December 31, 2020 excluding a tax valuation allowance adjustment; and (3) income and EPS for the fourth quarter and year ended December 31, 2019 excluding the ATC ROE reserve adjustments. Alliant Energy believes these non-GAAP financial measures are useful to investors because they provide an alternate measure to better understand and compare across periods the operating performance of Alliant Energy without the distortion of items that management believes are not normally associated with ongoing operations, and also provide additional information about Alliant Energy’s operations on a basis consistent with the measures that management uses to manage its operations and evaluate its performance. Alliant Energy’s management also uses income, as adjusted, to determine performance-based compensation.

In addition, Alliant Energy included in this press release IPL; WPL; Corporate Services; Utilities and Corporate Services; ATC Holdings; and Non-utility and Parent EPS for the fourth quarter and year ended December 31, 2020 and 2019. Alliant Energy believes these non-GAAP financial measures are useful to investors because they facilitate an understanding of segment performance and trends, and provide additional information about Alliant Energy’s operations on a basis consistent with the measures that management uses to manage its operations and evaluate its performance.

This press release references year-over-year variances in utility electric margins and utility gas margins. Utility electric margins and utility gas margins are non-GAAP financial measures that will be reported and reconciled to the most directly comparable GAAP measure, operating income, in our 2020 Form 10-K.

This press release also includes temperature-normalized non-GAAP EPS for the year ended December 31, 2020 and 2019. Alliant Energy believes this non-GAAP measure is useful to investors because the measure facilitates period-to-period comparison of Alliant Energy’s operating performance and provides investors with information on a basis consistent with measures that management uses to assess Alliant Energy’s earnings growth rate.

The tax impact adjustments represent the impact of the tax effect of the pre-tax non-GAAP adjustments excluded from non-GAAP net income. The tax impact of the non-GAAP adjustments is calculated based on the estimated consolidated statutory tax rate.

Reconciliations of the non-GAAP financial measures included in this press release to the most directly comparable GAAP financial measures are included in the earnings summaries that follow, and in the case of temperature-normalized non-GAAP EPS, in the press release above.

Note: Unless otherwise noted, all “per share” references in this release refer to earnings per diluted share.

ALLIANT ENERGY CORPORATION
FULL YEAR EARNINGS SUMMARY (Unaudited)

The following tables provide a summary of Alliant Energy’s results:

EPS:	GAAP EPS		Adjustments		Non-GAAP EPS
	2020	2019	2020	2019	2020	2019
IPL	$1.30	$1.19	$—	$—	$1.30	$1.19
WPL	1.00	0.98	—	—	1.00	0.98
Corporate Services	0.06	0.05	—	—	0.06	0.05
Subtotal for Utilities and Corporate Services	2.36	2.22	—	—	2.36	2.22
ATC Holdings	0.14	0.14	—	(0.02)	0.14	0.12
Non-utility and Parent	(0.03)	(0.03)	(0.04)	—	(0.07)	(0.03)
Alliant Energy Consolidated	$2.47	$2.33	($0.04)	($0.02)	$2.43	$2.31

Earnings (in millions):	GAAP Income (Loss)		Adjustments		Non-GAAP Income (Loss)
	2020	2019	2020	2019	2020	2019
IPL	$324	$284	$—	$—	$324	$284
WPL	249	233	—	—	249	233
Corporate Services	13	12	—	—	13	12
Subtotal for Utilities and Corporate Services	586	529	—	—	586	529
ATC Holdings	34	34	—	(4)	34	30
Non-utility and Parent	(6)	(6)	(9)	—	(15)	(6)
Alliant Energy Consolidated	$614	$557	($9)	($4)	$605	$553

Adjusted, or non-GAAP, earnings do not include the following items that were included in the reported GAAP earnings:

	Non-GAAP Income		Non-GAAP
	Adjustments (in millions)		EPS Adjustments
	2020	2019	2020	2019
ATC Holdings and Non-utility and Parent
Credit loss adjustments on a guarantee for an affiliate of Whiting Petroleum, net of tax impacts of $2 million	($5)	$—	($0.02)	$—
Tax valuation allowance adjustment	(4)	—	(0.02)	—
ATC ROE reserve adjustments, net of tax impacts of $2 million	—	(4)	—	(0.02)
Total Alliant Energy Consolidated	($9)	($4)	($0.04)	($0.02)

ALLIANT ENERGY CORPORATION
FOURTH QUARTER EARNINGS SUMMARY (Unaudited)

The following tables provide a summary of Alliant Energy’s results for the fourth quarter:

EPS:	GAAP EPS		Adjustments		Non-GAAP EPS
	2020	2019	2020	2019	2020	2019
IPL	$0.14	$0.19	$—	$—	$0.14	$0.19
WPL	0.12	0.21	—	—	0.12	0.21
Corporate Services	0.01	0.01	—	—	0.01	0.01
Subtotal for Utilities and Corporate Services	0.27	0.41	—	—	0.27	0.41
ATC Holdings	0.03	0.05	—	(0.02)	0.03	0.03
Non-utility and Parent	(0.04)	—	(0.02)	—	(0.06)	—
Alliant Energy Consolidated	$0.26	$0.46	($0.02)	($0.02)	$0.24	$0.44

Earnings (in millions):	GAAP Income (Loss)		Adjustments		Non-GAAP Income (Loss)
	2020	2019	2020	2019	2020	2019
IPL	$34	$45	$—	$—	$34	$45
WPL	29	50	—	—	29	50
Corporate Services	3	3	—	—	3	3
Subtotal for Utilities and Corporate Services	66	98	—	—	66	98
ATC Holdings	8	11	—	(4)	8	7
Non-utility and Parent	(10)	2	(4)	—	(14)	2
Alliant Energy Consolidated	$64	$111	($4)	($4)	$60	$107

Adjusted, or non-GAAP, earnings do not include the following items that were included in the reported GAAP earnings:

	Non-GAAP Income		Non-GAAP
	Adjustments (in millions)		EPS Adjustments
	2020	2019	2020	2019
ATC Holdings and Non-utility and Parent:
Tax valuation allowance adjustment	($4)	$—	($0.02)	$—
ATC ROE reserve adjustments, net of tax impacts of $2 million	—	(4)	—	(0.02)
Total Alliant Energy Consolidated	($4)	($4)	($0.02)	($0.02)

Details regarding GAAP EPS variances between fourth quarter of 2020 and 2019 for Alliant Energy’s operations are as follows:

	2020	2019	Variance
Higher revenue requirements primarily due to increasing rate base			$0.18
Timing of income taxes			(0.14)
Higher depreciation expense			(0.06)
Lower allowance for funds used during construction			(0.07)
Estimated temperature impact on retail electric and gas sales	$—	$0.02	(0.02)
Tax valuation allowance adjustment in 2020	0.02	—	0.02
ATC ROE reserve adjustments in 2019	—	0.02	(0.02)
Other (includes higher WPL electric fuel-related costs, net of recoveries)			(0.09)
Total Alliant Energy Consolidated			($0.20)

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
	(in millions, except per share amounts)
Revenues:
Electric utility	$663	$714	$2,920	$3,064
Gas utility	120	132	373	455
Other utility	17	13	49	46
Non-utility	17	21	74	83
	817	880	3,416	3,648
Operating expenses:
Electric production fuel and purchased power	125	175	652	777
Electric transmission service	123	118	449	481
Cost of gas sold	65	71	182	222
Other operation and maintenance:
Energy efficiency costs	9	19	46	86
Other	196	166	624	626
Depreciation and amortization	161	143	615	567
Taxes other than income taxes	26	27	108	111
	705	719	2,676	2,870
Operating income	112	161	740	778
Other (income) and deductions:
Interest expense	68	69	275	273
Equity income from unconsolidated investments, net	(15)	(18)	(61)	(53)
Allowance for funds used during construction	(4)	(27)	(55)	(93)
Other	7	4	14	15
	56	28	173	142
Income before income taxes	56	133	567	636
Income tax expense (benefit)	(10)	20	(57)	69
Net income	66	113	624	567
Preferred dividend requirements of IPL	2	2	10	10
Net income attributable to Alliant Energy common shareowners	$64	$111	$614	$557
Weighted average number of common shares outstanding:
Basic	249.8	241.0	248.4	238.5
Diluted	250.3	241.4	248.7	239.0
Earnings per weighted average common share attributable to Alliant Energy common shareowners:
Basic	$0.26	$0.46	$2.47	$2.34
Diluted	$0.26	$0.46	$2.47	$2.33

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	December 31,
	2020	2019
	(in millions)
ASSETS:
Current assets:
Cash and cash equivalents	$54	$16
Other current assets	833	860
Property, plant and equipment, net	14,336	13,527
Investments	485	468
Other assets	2,002	1,830
Total assets	$17,710	$16,701
LIABILITIES AND EQUITY:
Current liabilities:
Current maturities of long-term debt	$8	$657
Commercial paper	389	337
Other current liabilities	900	1,060
Long-term debt, net (excluding current portion)	6,769	5,533
Other liabilities	3,756	3,709
Equity:
Alliant Energy Corporation common equity	5,688	5,205
Cumulative preferred stock of Interstate Power and Light Company	200	200
Total equity	5,888	5,405
Total liabilities and equity	$17,710	$16,701

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Year Ended December 31,
	2020	2019
	(in millions)
Cash flows from operating activities:
Cash flows from operating activities excluding accounts receivable sold to a third party	$959	$1,142
Accounts receivable sold to a third party	(458)	(482)
Net cash flows from operating activities	501	660
Cash flows used for investing activities:
Construction and acquisition expenditures:
Utility business	(1,293)	(1,539)
Other	(73)	(101)
Cash receipts on sold receivables	458	413
Other	(43)	(60)
Net cash flows used for investing activities	(951)	(1,287)
Cash flows from financing activities:
Common stock dividends	(377)	(337)
Proceeds from issuance of common stock, net	247	390
Proceeds from issuance of long-term debt	1,250	950
Payments to retire long-term debt	(657)	(256)
Net change in commercial paper	52	(104)
Other	(27)	(24)
Net cash flows from financing activities	488	619
Net increase (decrease) in cash, cash equivalents and restricted cash	38	(8)
Cash, cash equivalents and restricted cash at beginning of period	18	26
Cash, cash equivalents and restricted cash at end of period	$56	$18

KEY FINANCIAL AND OPERATING STATISTICS

	December 31, 2020	December 31, 2019
Common shares outstanding (000s)	249,868	245,023
Book value per share	$22.76	$21.24
Quarterly common dividend rate per share	$0.380	$0.355

	Quarter Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Utility electric sales (000s of megawatt-hours)
Residential	1,729	1,698	7,294	7,207
Commercial	1,508	1,632	6,107	6,466
Industrial	2,608	2,600	10,367	10,664
Industrial - co-generation customers	194	156	767	784
Retail subtotal	6,039	6,086	24,535	25,121
Sales for resale:
Wholesale	619	636	2,525	2,641
Bulk power and other	465	1,123	3,521	3,953
Other	18	8	71	79
Total	7,141	7,853	30,652	31,794
Utility retail electric customers (at December 31)
Residential	828,445	823,124
Commercial	143,270	142,875
Industrial	2,429	2,486
Total	974,144	968,485
Utility gas sold and transported (000s of dekatherms)
Residential	9,300	10,138	27,809	30,791
Commercial	6,056	7,749	17,996	21,611
Industrial	907	1,403	3,003	3,448
Retail subtotal	16,263	19,290	48,808	55,850
Transportation / other	23,244	25,321	102,790	97,135
Total	39,507	44,611	151,598	152,985
Utility retail gas customers (at December 31)
Residential	375,294	372,534
Commercial	44,356	44,433
Industrial	344	355
Total	419,994	417,322

Estimated margin increases from impacts of temperatures (in millions) (a) -
	Quarter Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Electric margins	($1)	$5	$4	$14
Gas margins	—	2	(1)	8
Total temperature impact on margins	($1)	$7	$3	$22

(a) Not including the impact of the WPL earnings sharing mechanism and the portion of performance pay associated with temperature impacts on earnings.

	Quarter Ended December 31,			Year Ended December 31,
	2020	2019	Normal	2020	2019	Normal
Heating degree days (HDDs) (a)
Cedar Rapids, Iowa (IPL)	2,476	2,637	2,465	6,625	7,262	6,659
Madison, Wisconsin (WPL)	2,478	2,624	2,496	6,789	7,397	6,955
Cooling degree days (CDDs) (a)
Cedar Rapids, Iowa (IPL)	4	13	12	800	805	800
Madison, Wisconsin (WPL)	1	4	6	736	657	686

(a)HDDs and CDDs are calculated using a simple average of the high and low temperatures each day compared to a 65 degree base. Normal degree days are calculated using a rolling 20-year average of historical HDDs and CDDs.